March 23, 2011

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

RE: PrismOne Group, Inc

We have read the statements that we understand PrismOne Group, Inc will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC
Certified Public Accountants